Exhibit 10.1
EUROPA ACQUISITION V, INC.
100 EUROPA DRIVE
CHAPEL HILL, NC 27517
(732) 409-1212

June 10, 2011

Faucet Impressions, Inc.
Attn: Scott Brown President
8145 E. Evans Road, #A07
Scottsdale, AZ 85260

Re:	Non-Binding Letter of Intent between Europa Acquisition V, Inc. and Faucet Impressions, Inc.

Dear Mr. Brown:

This non-binding letter of intent (“Letter of Intent”) sets forth the intention of the undersigned Europa Acquisition V, Inc., a Nevada corporation, (“Europa Acquisition”) and Faucet Impressions, Inc., a Delaware corporation, (“Faucet”) and in connection therewith, the issuance of 12,566,088 common shares of Europa Acquisition to the shareholders of Faucet in exchange for 100% of the issued and outstanding common stock of Faucet (the “Transaction”), subject to the terms of a definitive share exchange agreement to be negotiated and executed by the parties.

The proposed terms of the Transaction are as follows:

1.           Definitive Agreement.  Consummation of the Transaction as contemplated hereby will be subject to the negotiation and execution of a mutually satisfactory definitive agreement (the “Definitive Agreement”), setting forth the specific terms and conditions of the stock purchase transaction proposed hereby.  The execution of the Definitive Agreement by both parties is subject to approval by the Board of Directors of both parties, approval of 100% of the shareholders of Faucet, the completion of the December 31, 2010 audited financials of Faucet, and the completion by Faucet of a satisfactory review of the legal, financial and business condition and prospects of Europa Acquisition.  The parties will use their reasonable best efforts to negotiate in good faith the Definitive Agreement, which will contain, among other standard terms and conditions, the following provisions:

(a)
In consideration for the transfer of all of the issued and outstanding shares of Faucet to Europa Acquisition, Europa Acquisition will issue 12,566,088 shares of its common stock to the Faucet shareholders;

(b)
Any necessary third-party consents shall be obtained prior to Closing, including but not limited to any consents required to be obtained from Europa Acquisition and Faucet’s lenders, creditors, vendors and lessors;

(c)	Approval by the shareholders of Faucet;
(d)	Audited financials of Faucet for the fiscal year ended December 31, 2010;
(e)	Each party shall have completed their due diligence review of the respective parties and shall be reasonably satisfied with the result of such review; and
(f)	Faucet shall be reasonably satisfied with the accounting treatment of the Transaction for accounting and financial statement purposes.

2.           Conduct of Business.  Prior to the execution of a Definitive Agreement and the closing of the Transaction, Europa Acquisition will conduct its operations in the ordinary course consistent with past practice and will not issue any capital stock or grant any options with respect to its capital stock, nor will Europa Acquisition make any distributions, dividends or other payments to any affiliate or shareholders.

3.           Public Announcements.  Neither party will make any public disclosure concerning the matters set forth in this Letter of Intent or the negotiation of the proposed Transaction without the prior written consent of the other party, which consent shall not be unreasonably withheld. If and when either party desires to make such public disclosure, after receiving such prior written consent, the disclosing party will give the other party an opportunity to review and comment on any such disclosure in advance of public release. Notwithstanding the above, to the extent that either party is advised by counsel that disclosure of the matters set forth in this Letter of Intent is required by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law, then such disclosing party will provide the other party, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of the public release.

4.           Due Diligence; Confidentiality Agreement.  Each party and its representatives, officers, employees and advisors, including accountants and legal advisors, will provide the other party and its representatives, officers, employees and advisors, including accountants and legal advisors, with all information, books, records and property (collectively, “Transaction Information”) that such other party reasonably considers necessary or appropriate in connection with its due diligence inquiry.  Each party agrees to make available to the other party such officers, employees, consultants, advisors and others as reasonably requested by the other party for meetings, visits, questions and discussions concerning each other and the Transaction.  Each of the parties will use its reasonable best efforts to maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction.  Each party will have until 12:00PM Eastern standard time on June 30, 2011 (the “Due Diligence Review Period”) to complete their initial due diligence review of the respective documents, unless the Definitive Agreement specifies a different deadline for completion of such due diligence review.

5.           Exclusivity.  In consideration for the mutual covenants and agreements contained herein, until the earlier of the closing of the Transaction or termination of this Letter of Intent in accordance with its terms, Europa Acquisition, its officers, directors, employees, shareholders and other representatives will not, and will not permit any of their respective affiliates to, directly or indirectly, solicit, discuss, accept, approve, respond to or encourage (including by way of furnishing information) any inquiries or proposals relating to, or engage in any negotiations with any third party with respect to any transaction similar to the Transaction or any transaction involving the transfer of a significant or controlling interest in the assets or capital stock of Europa Acquisition, including, but not limited to, a merger, acquisition, strategic investment or similar transaction (“Acquisition Proposal”).  Europa Acquisition and its officers or their respective affiliates will immediately notify Faucet in writing of the receipt of any third party inquiry or proposal relating to an Acquisition Proposal and will provide Faucet with copies of any such notice inquiry or proposal.  Notwithstanding the foregoing, nothing in this Section 5 will be construed as prohibiting the board of directors of Europa Acquisition from (a) making any disclosure required by applicable law to its shareholders; or (b) responding to any unsolicited proposal or inquiry to Europa Acquisition (other than an Acquisition Proposal by a third party) by advising the person making such proposal or inquiry of the terms of this Section 5.

6.           Termination.  This Letter of Intent may be terminated (a) by mutual written consent of the parties hereto, (b) by either party (i) after 5:00 p.m. Eastern standard time on July 31, 2011 if a Definitive Agreement is not executed and delivered by the parties prior to such time, (ii) if the Transaction is enjoined by a court or any governmental body (including if consummation of the Transaction is enjoined pending approval by the shareholders of Faucet), (c) by Faucet, if Faucet is not satisfied with the results of its due diligence investigation of the Europa Acquisition in its sole and absolute discretion.

7.           No Brokers.   Each party represents and warrants to the other that there are no brokers or finders entitled to any compensation with respect to the execution of this Letter of Intent, and each agrees to indemnify and hold the other harmless from and against any expenses or damages incurred as a result of a breach of this representation and warranty.

8.           Expenses.  Each of the parties will be responsible for its own expenses in connection with the Transaction, including fees and expenses of legal, accounting and financial advisors.

9.           Choice of Law.  This Letter of Intent shall be governed by and construed in accordance with the internal substantive laws of the State of Nevada without regards to the principles of conflict of laws.

11.           Counterparts.  This Letter of Intent maybe executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Fax and PDF copies of signatures shall be treated as originals for all purposes.

12.           Effect.  This Letter of Intent is a binding contract between the parties, and contains the entire agreement by and among the parties to date with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, with respect to such matters.

This Letter of Intent will terminate at 5:00 p.m. Eastern standard time on June 15, 2011 unless it has been duly executed by or on behalf of the Parties prior to such time.

[Intentionally Blank Signature Page Follows]

Very truly yours,

EUROPA ACQUISITION V, INC.

By:
Name:    Peter Reichard
Title:      CEO and Chairman

Agreed and Accepted:

FAUCET IMPRESSIONS, INC.

By:
Name:     Scott Brown
Title:       President